As filed with the Securities and Exchange Commission on December 1, 2016

Registration Nos. 333-181447; 333-183289;

333-190677; 333-200077; 333-206283; 333-207899

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181447

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-183289

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-190677

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-200077

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-206283

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-207899

UNDER

THE SECURITIES ACT OF 1933

DTS, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0467655
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5220 Las Virgenes Road, Calabasas, CA 91302

(Address of Principal Executive Offices)

DTS, INC. 2012 EQUITY INCENTIVE PLAN

SRS LABS, INC. 2006 STOCK INCENTIVE PLAN

DTS, INC. 2013 EMPLOYEE STOCK PURCHASE PLAN

DTS, INC. 2013 FOREIGN SUBSIDIARY EMPLOYEE STOCK PURCHASE PLAN

DTS, INC. 2014 NEW EMPLOYEE INCENTIVE PLAN

(Full Titles of the Plans)

Jon E. Kirchner

Chairman and Chief Executive Officer

DTS, Inc.

5220 Las Virgenes Road,

Calabasas, CA 91302

(Name and Address of Agent For Service)

(818) 436-1000

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael S. Kagnoff

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121

Telephone: (858) 677-1400

Facsimile: (858) 677-1401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by DTS, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-181447 filed on Form S-8 on May 15, 2012, which registered the offering of 4,638,372 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), pursuant to the DTS, Inc. 2012 Equity Incentive Plan (the “2012 Plan”);

•	Registration Statement No. 333-183289 filed on Form S-8 on August 13, 2012, which registered the offering of 233,848 shares of Common Stock pursuant to the SRS Labs, Inc. 2006 Stock Incentive Plan;

•	Registration Statement No. 333-190677 filed on Form S-8 on August 16, 2013, which registered the offering of 452,246 shares of Common Stock pursuant to the DTS, Inc. 2013 Employee Stock Purchase Plan, and the DTS, Inc. 2013 Foreign Subsidiary Employee Stock Purchase Plan;

•	Registration Statement No. 333-200077 filed on Form S-8 on November 10, 2014, which registered the offering of 50,000 shares of Common Stock pursuant to the DTS, Inc. 2014 New Employee Incentive Plan (the “2014 Plan”);

•	Registration Statement No. 333-206283 filed on Form S-8 on August 10, 2015, which registered the offerings of 1,000,000 shares of Common Stock pursuant to the 2012 Plan, and 100,000 shares of Common Stock pursuant to the 2014 Plan; and

•	Registration Statement No. 333-207899 filed on Form S-8 on November 9, 2015, which registered the offering of 150,000 shares of Common Stock pursuant to the 2014 Plan.

Pursuant to an Agreement and Plan of Merger, dated as of September 19, 2016, by and among Tessera Technologies, Inc., a Delaware corporation (“Tessera”), Tessera Holding Corporation (f/k/a Tempe Holdco Corporation), a Delaware corporation and wholly owned subsidiary of Tessera (“Tessera Holding”), Tempe Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Tessera Holding and Arizona Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Tessera Holding (“Merger Sub”) and the Company, on December 1, 2016, among other things, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Tessera Holding.

In connection with the Merger, as of the date hereof, the offerings of Common Stock pursuant to the Registration Statements have been terminated. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration any and all securities of the Company registered but remaining unsold under the Registration Statements as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on this 1st day of December, 2016.

DTS, INC.

By:	/s/ Thomas Lacey
Thomas Lacey
President